Exhibit 107

Calculation of Filing Fee Tables

FORM S-3

REGISTRATION STATEMENT

(Form Type)

HF Sinclair Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common stock, par value $0.01 per share	Rule 457(c)	60,230,036 (1)	$35.03 (2)	$2,109,858,161.08 (2)	.0000927	$195,583.86

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$2,109,858,161.08		$195,583.86

	Total Fees Previously Paid							$0.00

	Total Fee Offsets							$0.00

	Net Fee Due							$195,583.86

(1) Pursuant to Rule 416(a) under the Securities Act, the number of shares of common stock being registered on behalf of the selling stockholder shall be adjusted to include any additional shares of common stock that may become issuable as a result of any distribution, split, combination or similar transaction.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 on the basis of the average of the high and low sale prices of the shares of common stock on March 16, 2022, as reported on the New York Stock Exchange.